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                                                                   EXHIBIT 10(a)

                              EMPLOYMENT AGREEMENT

     AGREEMENT dated this 14th day of November, 2002, by and between CANTEL MEDICAL CORP., a Delaware corporation (the "Company"), and SETH R. SEGEL (the "Employee").

                                  INTRODUCTION

     The Company desires to employ Employee as Senior Vice President-Corporate Development and Employee desires to be employed by the Company in such position on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

     1. ENGAGEMENT AND TERM. The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for the period commencing on November 18, 2002 (the "Effective Date") and ending, unless sooner terminated in accordance with the provisions of
Section 4 hereof, on November 17, 2004 (the "Employment Period"). As used in this Agreement, the term "Contract Year" shall refer to each twelve-month period during the Employment Period ending November 17.

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     2.   SCOPE OF DUTIES. Commencing on the Effective Date, Employee shall be employed by the Company as its Senior Vice President-Corporate Development. In such capacities, Employee shall have such authority, powers and duties customarily attendant upon such office. If elected or appointed, Employee shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as stated above. Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his full business time and efforts so as to advance the best interests of the Company. During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless otherwise approved in writing by the Board of Directors of the Company.

     3.   COMPENSATION.

          3.1 BASE SALARY. In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee a base salary ("Base Salary") at the rate of $180,000 per annum during the initial Contract Year, payable in accordance with the Company's customary payroll practices for executive employees.

               The Base Salary shall be increased annually by an amount established by reference to the "Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York, all items "Series A-01" published by the Bureau of Labor Statistics of the United States Department of Labor (the "Consumer Price Index"). The base period shall be the month ended September 30, 2002 (the "Base Period"). If the Consumer Price Index for the month of September in any year, commencing in 2003, is greater than the Consumer Price Index for the Base Period, then the Base Salary shall be increased, commencing on November 18 of the next Contract Year, to the amount obtained by multiplying the Base Salary by a fraction, the numerator of which is the Consumer Price Index for the month of September of the year in which shall determination is being made and the denominator of which is the

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Consumer Price Index for the Base Period. Notwithstanding the foregoing, in no event shall Employee receive, for any Contract Year, an increase in Base Salary of less than five (5%) percent over the Base Salary, as adjusted for the previous Contract Year.

          3.2  INCENTIVE COMPENSATION.

               3.2.1 For each Contract Year of the Company during the Employment Period, Employee shall be paid, as additional compensation for his services, a bonus (the "Bonus") based on Employee's contribution to the overall success of the Company, with particular emphasis on acquisitions, mergers, joint ventures and similar transactions (collectively, "Acquisition Transactions"). The Bonus shall be equal to 0.45% of the total "Consideration" (as defined below) paid by the Company with respect to an Acquisition Transaction on which Employee plays a lead role that is consummated during the Employment Period (or within six (6) months following the termination of the Employment Period if a Letter of Intent covering the Acquisition Transaction is entered into during the Employment Period). The foregoing notwithstanding, if the Company enters into an option agreement for an Acquisition Transaction during the Employment Period and the option is exercised within twelve (12) months of acquiring the option, such Bonus shall be payable to Employee at the date such option is exercised. The Bonus for each Contract Year shall be payable within thirty (30) days following such Contract Year. Notwithstanding the foregoing, the Bonus with respect to any contingent portion of Consideration payable by the Company following the Contract Year in which the related Acquisition Transaction closed (e.g., an earn-out) shall be payable to Employee within thirty (30) days following the Company's payment of such contingent portion. The term "Consideration" means cash or the fair market value of other consideration paid to the seller in the Acquisition Transaction (the "Target Company"), whether on a current or deferred basis, plus any bank debt or institutional debt of the seller assumed by the Company.

               The Bonus for the first Contract Year will be offset by the amount of the minimum guaranteed bonus paid pursuant to Section 3.2.2 with respect to such Contract Year.

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               3.2.2  The Company shall pay Employee a minimum guaranteed bonus under Section 3.2.1 of $50,000 for the first Contract Year during the Employment Period. Such amount shall be payable within thirty (30) days following the end of such Contract Year.

          3.3 BONUS. Employee shall be paid, as additional compensation, a bonus of (i) $50,000, payable within ten (10) days following the first anniversary of the Effective Date (provided that Employee is an employee of the Company hereunder on such anniversary date) and (ii) $50,000 within ten (10) days following August 1, 2004 (provided that Employee is an employee of the Company hereunder on August 1, 2004).

          3.4 DISCRETIONARY COMPENSATION. Employee shall also be entitled to such additional increases in Base Salary, bonuses and stock options, if any, as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company.

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          3.5  STOCK OPTIONS.

               3.5.1 The Company agrees to grant to Employee an option (the "Option") to purchase 50,000 shares of the Company's Common Stock, par value $.10 per share. The Option will be granted pursuant to a separate option agreement, shall have an option exercise price per share equal to the closing price of the Company's Common Stock as reported by the New York Stock Exchange (the "Fair Market Price") on the last trading day on which such stock was traded preceding the date hereof, and shall have a term of five (5) years. The Option will not be granted under any stock option plan of the Company and will not be an "Incentive Stock Option" as defined in the Internal Revenue Code. The Option shall become exercisable in three approximately equal annual installments, with the first such installment becoming exercisable by Employee on November 17, 2003, and each succeeding installment becoming exercisable by Employee on the 17th day of November of each year thereafter through November 17, 2005. In the event that Employee's employment with the Company shall terminate for any reason, the Option shall remain exercisable for a period of three months (one year if termination is due to death) following such termination of employment but in no event beyond the five-year option expiration date. In the event of a "Change in Control" (as defined in Section 4.4 below) prior to the Option becoming exercisable in its entirety, the Option shall automatically vest in full and become exercisable for all of the shares thereunder.

          3.6 DISCRETIONARY OPTION. Employee may be granted additional stock options based on Employee's performance as determined in the sole discretion of the Board of Directors of the Company.

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          3.7  LIFE INSURANCE. Provided that Employee is insurable at rates that are comparable to those obtainable on other persons of similar age and position in good health (if Employee is classified in a higher risk category, he may elect to pay the excess premium cost to obtain the coverage), during the Employment Period the Company shall procure and maintain term life insurance on the life of Employee in the face amount of $180,000. Employee shall be the owner of such life insurance policy and shall have the absolute right to designate the beneficiaries thereunder. The Company shall pay all premiums for such life insurance. Employee agrees to submit to all medical examinations, supply all information and execute all documents required by insurance companies in connection with the issuance of such policy.

          3.8 USE OF AUTOMOBILE. During the Employment Period, Employee shall be entitled to the use of an automobile leased or owned by the Company in connection with the Company's business (or provided a car allowance in lieu thereof). The make and model of the automobile shall be reasonably satisfactory to Employee, provided that the Company's monthly payments in respect thereof (exclusive of the expenses referred to in the following sentence) shall not exceed $500. Employee shall be entitled to receive reimbursement for reasonable out-of-pocket expenses, including, without limitation, cost of gas, oil, insurance and other costs incurred by Employee in operating and maintaining the automobile; provided, however, that Employee shall be responsible for keeping appropriate records regarding the use of said automobile, as instructed by the Company.

          3.9  OTHER BENEFITS.

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               3.9.1  During the Employment Period, Employee shall be entitled to participate, at Company expense (subject to applicable employee contribution requirements imposed by the Company from time to time on its employees generally), in the medical and dental health insurance plan, and all other health, insurance and other benefit plans applicable generally to executive officers of the Company on the same basis as such officers. In addition, Employee shall be entitled to participate in the Company's 401(k) benefit plan as soon as possible following commencement of employment under the terms of the plan.

               3.9.2 During the Employment Period, Employee will be entitled to paid vacation (four weeks) and holidays consistent with the Company's policy applicable to executives generally. All vacations shall be scheduled at the mutual convenience of the Company and Employee.

               3.9.3 The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company, including travel, entertainment and similar items, upon the presentation of appropriate receipts or vouchers therefor, consistent with the Company's policy applicable to executives generally.

     4. TERMINATION OF EMPLOYMENT. The provisions of Section 1 of this Agreement notwithstanding, this Agreement and Employee's employment hereunder may be terminated in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Employee other than as specifically provided herein:

          4.1 DISABILITY. If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of forty-five (45) successive days or an aggregate of sixty (60) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, then the Company may thereupon, or any time thereafter while such absence or disability still exists, terminate the employment of Employee hereunder upon ten (10) days' written notice to Employee.

          4.2 DEATH. In the event of the death of Employee, this Agreement shall immediately

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terminate on the date thereof.

          4.3 CAUSE. If Employee (a) wilfully discloses material trade secrets or other material confidential information related to the business of the Company or otherwise wilfully violates a covenant set forth in Section 5 hereof;
(b) wilfully fails or refuses to carry out the business of the Company as lawfully directed or to substantially perform his duties with the Company after written demand for substantial performance is delivered to the Employee by the Chief Executive Officer of the Company, which demand specifically identifies the manner in which such officer believes that the Employee has refused to carry out the Company's business or not substantially performed his duties and which performance is not substantially corrected by the Employee within ten (10) days of receipt of such demand; (c) commits any criminal act or an act of dishonesty or moral turpitude; or (d) abuses alcohol, prescription drugs or controlled substances, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee with the date of such notice being the "termination date" and such termination being deemed for "cause."

          4.4 CHANGE IN CONTROL. Employee may terminate his employment under this Agreement upon not less than thirty (30) days' written notice to the Company if the Company undergoes a "Change in Control" (as defined below). "Change in Control" shall mean (1) the acquisition of beneficial ownership, direct or indirect, of securities of the Company by any person (as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Employee or a person approved by Employee, which when combined with all other securities of the Company beneficially owned, directly or indirectly, by that person, equals or exceeds 50% of the combined voting power of the Company's then outstanding securities or (2) at any time after the Effective Date, a majority of the Board of Directors is composed of persons who are not "Continuing Directors" as hereinafter defined. "Continuing Directors" as used herein shall mean (i) the directors of the Company at the close of business on the Effective Date, and (ii) any person who was or is elected (A) to succeed a Continuing

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Director or (B) to become a director as a result of an increase in the size of the board, recommended, in each case, by a majority of the Continuing Directors then on the Board. Any Termination Notice given by Employee hereunder must be given within ninety (90) days following the occurrence of the event giving rise to such termination.

          4.5 TERMINATION BENEFITS UNDER SECTION 4.1. In the event Employee's employment shall be terminated by reason of the provisions of Section 4.1, then in such event, the Company shall continue to pay to Employee the Base Salary in effect at the time which such disability occurred during the three-month period following such disability. Except for such Base Salary, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

          4.6 NO TERMINATION BENEFITS UNDER SECTION 4.2 AND 4.3. Upon termination of Employee's employment under Section 4.2 or 4.3, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

          4.7 TERMINATION BENEFITS UNDER SECTION 4.4. Upon termination of Employee's employment either (i) by Employee under Section 4.4 or (ii) by the Company without cause, then in addition to payments and benefits accrued and due and payable to Employee prior to the termination date, the Company shall continue payments to Employee of his Base Salary and Incentive Compensation (if any) through November 17, 2004 and, in the case of (i) above, the options granted to Employee under Section 3.5.1 shall automatically fully vest in accordance with Section 3.5. The foregoing shall be Employee's exclusive right and remedy against the Company in the event of such termination.

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          4.8  BENEFITS UPON NON-RENEWAL.

               4.8.1 In the event that no new employment agreement is entered into by the Company and Employee, and Employee's employment with the Company is terminated by the Company for any reason (other than Cause) upon the expiration of the Employment Period, Employee shall be entitled, as severance pay, to receive an amount equal to his then current monthly Base Salary for a period of six (6) months following the termination date (the "severance period").

               4.8.2 Notwithstanding the provisions of Section 4.8.1 above, should Employee secure employment or provide consulting or other services as an independent contractor during the severance period, the amount of any severance payment provided for in Section 4.8.1 shall be reduced by any compensation paid to Employee during the severance payment period as the result of employment or independent contractor services with or for a third party following the termination date and ending on November 17, 2004. Employee shall promptly advise the Company of all such compensation and provide any documentation reasonably requested by the Company to verify such information. It is understood and agreed that such severance payments shall constitute liquidated damages and the Employee shall not be obligated to seek employment to mitigate his damages.

     5. DISCLOSURE OF CONFIDENTIAL INFORMATION, ASSIGNMENT OF INVENTIONS, AND COVENANTS NOT TO COMPETE. The term "Company," for purposes of Section 5, shall be deemed to include Cantel Medical Corp., Carsen Group Inc., MediVators, Inc., Minntech Corporation, and other current and future affiliates of the Company.

          5.1 CONFIDENTIAL INFORMATION. Employee acknowledges that the Company possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee has or will obtain knowledge, and that the Company will suffer serious and irreparable damages and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company. Accordingly, Employee hereby agrees that except as required by Employee's

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duties to the Company, Employee, without the consent of the Company's Board of
Directors, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee shall become informed during his employment, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless such information shall be or becomes public knowledge other than as a result of Employee's direct or indirect disclosure of the same.

          5.2  PATENT AND RELATED MATTERS.

               5.2.1 INVENTIONS. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours (hereinafter collectively referred to as the "Inventions"). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all of the Inventions.

               5.2.2 LIMITATION. It is further agreed, and Employee is hereby notified, that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee's own time, and

                      (i) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or

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                      (ii)  which does not result from any work performed by
Employee for the Company.

               5.2.3 ASSISTANCE. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

               5.2.4 RECORDS. Employee will keep complete, accurate and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

               Upon the termination of his employment hereunder, Employee agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to Acquisition Transactions (including property of the Target Company) or the business, products, practices or techniques of the Company, and all other property (e.g., computers and related equipment), trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company (or a supplier, customer, other business relation of the Company) or a Target Company, which in any of these cases are in his possession or under his control.

          5.3 NON-COMPETE. Employee agrees that for a period of twelve (12) months following the termination of Employee's employment hereunder, except as a result of the breach by the

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Company of any material term or condition hereof, Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the continental United States or Canada which is competitive with that of the Company, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to three (3%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market. For the purpose of this Agreement, a business activity competitive with the business of the Company shall include only the design, manufacture, marketing, sale, distribution or service of any of the following products (collectively "Products"): (i) endoscopes, (ii) endoscope disinfection or sterilization equipment or supplies, (iii) infection control equipment, products, supplies or systems, (iv) products or services for the dialysis, medical device reprocessing, or filtration and separation markets or (v) any other product or product group hereafter manufactured, marketed, sold, distributed or serviced by the Company after the date hereof whether following an Acquisition Transaction or otherwise, in each case, which are the same as or similar to or compete with, or have a usage allied to one or more Products being developed, marketed, sold or distributed by the Company at any time during the last twelve months of Employee's employment by the Company. The non-compete restrictions under this Section 5.3 may be terminated or shortened by written notice from the Company's Chief Executive Officer, the Chairman of the Board, or the Board of Directors in their sole discretion.

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          5.4  NON-INTERFERENCE. Employee further agrees that for a period of two years following termination of Employee's employment hereunder, he will not
(i) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee, or (ii) induce or attempt to induce any customer, supplier, distributor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, distributor, or other business relation and the Company without prior written consent of the Board of Directors of the Company.

          5.5 ENFORCEMENT. If, at the time of enforcement of any provisions of this Section, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Employee agrees that the covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement.

     6.   MISCELLANEOUS PROVISIONS.

          6.1 Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

          6.2 This Agreement is entered into in the State of New Jersey and shall be governed pursuant to the laws of the State of New Jersey. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

          6.3 This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

          6.4 This Agreement may be modified only by means of a writing signed by the party

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to be charged with such modification.

          6.5 Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

          If to the Company:
               Cantel Medical Corp.
               150 Clove Road
               Little Falls, NJ 07424
               Attention: President

          If to Employee:

               Mr. Seth R. Segel
               127 West 79th Street - 9F
               New York, New York 10024

          6.6 This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged. This Agreement may not be assigned by Employee.

          6.7 This Agreement may be executed in separate counterparts and may be delivered by facsimile, each of which shall constitute the original hereof.

     IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

                                        CANTEL MEDICAL CORP.


                                        By: /s/ James P. Reilly
                                           --------------------
                                          James P. Reilly, President


                                          /s/ Seth R. Segel
                                        --------------------
                                          Seth R. Segel

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